February 11, 2016

Sonoco Reports Fourth Quarter, Full-Year 2015 Results
Company’s Board Approves New $100 Million Common Stock Repurchase Program

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported consolidated financial results for its fourth quarter and full-year 2015. (2014 consolidated financial results referenced in this news release have been restated to reflect adjustments associated with the previously reported misstatements of the Company’s Irapuato, Mexico, packaging center. Information on the restatement is available in the Company’s 2014 Annual Report on Form 10-K/A.)

Fourth Quarter Highlights

•	Fourth quarter 2015 GAAP earnings per diluted share were $.55, compared with $.48 in 2014.

•
Fourth quarter 2015 GAAP results include $.09 per diluted share, after tax, in asset impairment and restructuring expenses and other non-base charges, net of gains related to releases of deferred tax valuation allowances, compared with $.13 per diluted share, after-tax, in asset impairment and restructuring charges, acquisition expenses and acquisition inventory step-up costs in the fourth quarter of 2014.

•
Base net income attributable to Sonoco (base earnings) for fourth quarter 2015 was $.64 per diluted share, compared with $.61 in 2014. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided fourth quarter base earnings guidance of $.59 to $.64 per diluted share.

•	Fourth quarter 2015 net sales declined 3.8 percent to $1.27 billion, due primarily to the negative impact of foreign currency translation.

•
Cash flow from operations for the fourth quarter was $146 million, compared with $151 million in 2014. Free cash flow in the quarter was $49 million, compared with $78 million in 2014. (See free cash flow definition later in this release.)

2015 Full-Year Highlights

•	Full-year 2015 GAAP earnings per diluted share were $2.44, compared with $2.19 in 2014.

•
Full-year 2015 GAAP results were negatively impacted by $.07 per diluted share, after-tax, from a combination of the following: a favorable disposition of Fox River-related claims/litigation; gain on the sale of two metal end plants and favorable tax reserve adjustments, which were more than offset by foreign exchange driven asset impairments in Venezuela; charges for restructuring costs, asset impairment charges, acquisition-related and environmental remediation expenses; and professional fees to investigate and correct the financial misstatements at the Irapuato packaging center. Prior-year results were negatively impacted by $.22 per diluted share, after-tax, primarily composed of restructuring-related charges and acquisition expenses.

•
Full-year 2015 base earnings were $2.51 per diluted share, up 4.2 percent from $2.41 per diluted share in 2014. Sonoco previously guided full-year base earnings to be in the range of $2.46 to $2.51 per diluted share.

•	Net sales for 2015 were $4.96 billion, down 1 percent from $5.02 billion in 2014.

•	Cash flow from operations for 2015 was $453 million, up 8.4 percent from $418 million in 2014. Free cash flow was $155 million, compared to $120 million in 2014.

-more-

1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Fourth Quarter 2015 Results - page 2

2016 Guidance and Common Stock Repurchase Program

•	Full-year 2016 base earnings are projected to be in the range of $2.64 and $2.74 per diluted share, with a targeted mid-point of $2.69 per diluted share.

•
Base earnings for the first quarter of 2016 are projected to be in the range of $.57 to $.62 per diluted share. Base earnings in the first quarter of 2015 were $.54 per diluted share. As a result of the Company’s accounting calendar, the first quarter of 2016 will contain 94 days, six more than in 2015, and the fourth quarter will contain 90 days, five fewer than in 2015.

•	2016 free cash flow is projected to be approximately $140 million.

•
Sonoco’s Board of Directors approved repurchasing up to $100 million in common stock in open market transactions beginning immediately. The Board also restored the Company’s residual share repurchase authorization to its original five million shares.

Fourth Quarter Comments
“Despite diverging global economic conditions and headwinds stemming from the continued strength of the U.S. dollar, Sonoco put up solid results led by record fourth quarter performances in our Consumer Packaging and Protective Solutions segments, partially offset by lower results in our Paper and Industrial Converted Products segment,” said Sonoco President and Chief Executive Officer Jack Sanders. “Overall, gains from a positive price/cost relationship; volume growth, particularly in our Consumer Packaging and Protective Solutions segments; acquisition earnings; and a lower effective tax rate more than offset a negative mix in some of our businesses, the impact of foreign currency translation and higher labor, pension, maintenance and other operating costs.

“Operating profit in our Consumer Packaging segment improved just over 8 percent and reached a record for the fifth consecutive quarter. This quarter’s improvement was a result of a positive price/cost relationship, acquisition earnings and solid volume growth, partially offset by higher pension and other operating costs, lower manufacturing productivity and unfavorable exchange rate changes. Operating profits in our Display and Packaging segment showed significant improvement due to a positive/price cost relationship, manufacturing productivity improvements and the reimbursement of excess costs by a customer.

“Operating profit in our Paper and Industrial Converted Products segment declined 32.4 percent from the prior-year quarter. More than half of the negative variance for the segment was directly related to the impact of declining market conditions on our one corrugating medium paper machine with the balance essentially stemming from unfavorable exchange rates changes and higher pension expense.

“In our Protective Solutions segment, operating profits grew nearly 12 percent due to continued strong volume growth, a positive price/cost relationship and manufacturing productivity improvements, which more than offset negative mix and higher labor, maintenance and other operating costs.”

Fourth Quarter Summary
GAAP net income attributable to Sonoco in the fourth quarter was $56.1 million, or $.55 per diluted share, compared with $49.0 million, or $.48 per diluted share, in the prior year. Base earnings in the fourth quarter were $65.5 million, or $.64 per diluted share, compared with $62.5 million, or $.61 per diluted share, in 2014. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 3

Fourth quarter base earnings exclude $9.4 million in net expenses, or $.09 per diluted share, consisting of after-tax asset impairment and restructuring expenses and certain other one-time charges, partially offset by certain income tax valuation allowance releases. Base earnings in the fourth quarter of 2014 excluded $13.5 million, after tax, or $.13 per diluted share, of restructuring and asset impairment costs and acquisition-related expenses. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the fourth quarter were $1.27 billion, down approximately 4 percent from $1.32 billion in last year’s quarter, reflecting a nearly $75 million negative impact of foreign currency translation. Absent this impact, reported sales would have increased as net acquisitions accounted for $29 million of additional sales and solid volume growth, primarily in Consumer Packaging and Protective Solutions, were only partially offset by lower selling prices stemming from a year-over-year decline in recovered paper and resin costs.

Gross profit was $239 million in the fourth quarter, down 3 percent, compared with $247 million in the prior-year quarter. Gross profit would have been higher year over year absent the negative impact of currency rate changes. Gross profit as a percent of sales improved to 18.9 percent, compared with 18.7 percent in the same period in 2014. The Company’s fourth quarter selling, general and administrative (SG&A) expenses on a GAAP basis were $138 million, or 10.9 percent of sales, compared with $146 million, or 11.1 percent of sales last year. The decrease was largely attributable to prior-year acquisition costs, lower current quarter management incentives and the impact of currency rate changes. Year over year, base earnings for the quarter benefitted by nearly $0.06 per diluted share from a lower effective tax rate, partially offset by the negative impact of currency rate changes.

Cash generated from operations in the fourth quarter was $146 million, compared with $151 million in 2014. Operating cash flow declined this quarter as higher GAAP net income and lower net pension expense/(contributions) were more than offset by a smaller year-over-year improvement in working capital and an increase in cash paid for taxes. Net capital expenditures and cash dividends were $61 million and $35 million, respectively, during the quarter, compared with $40 million and $32 million, respectively, during the same period in 2014. (Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets). Free cash flow for the fourth quarter of 2015 was $49 million, compared with $78 million for the same period last year. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends).

Full-Year 2015 Overview
Net sales for 2015 were $4.96 billion, down 1 percent, compared with $5.02 billion in 2014. The negative impact of foreign currency translation reduced reported sales by approximately $276 million in 2015, more than offsetting $236 million in sales added by acquisitions net of divestitures. Favorable volume/mix was essentially offset by lower selling prices stemming from declining recovered paper and resin costs.

Net income attributable to Sonoco for 2015 was $250.1 million, or $2.44 per diluted share, up 12 percent, from $225.9 million, or $2.19 per diluted share, in 2014. Current-year earnings included a net loss of $.07 per diluted share, after-tax, from a combination of the following: a favorable disposition of Fox River-related claims/litigation, gain on the sale of two metal end plants and favorable tax reserve adjustments, more than offset by foreign exchange driven asset impairments in Venezuela, restructuring costs, asset impairment charges, acquisition-related and environmental remediation expenses, and professional fees to investigate and correct the financial misstatements at the Irapuato packaging center. Fiscal year 2014 earnings were negatively impacted by $.22 per diluted share, after-tax, for restructuring and other related charges and acquisition expenses.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 4

Base earnings for 2015 were $256.7 million, or $2.51 per diluted share, compared with $248.6 million, or $2.41 per diluted share for 2014. This 3 percent increase in base earnings stemmed from a positive price/cost relationship, manufacturing productivity improvements, acquisition earnings and a lower effective tax rate. Partially offsetting these positive factors were higher labor, pension, maintenance and other operating costs and unfavorable changes in exchange rates. Improved volume in the Company’s Consumer Packaging and Protective Solutions segments was partially offset by lower volume from the Paper and Industrial Converted Products segment and negative changes in the mix of products sold in most businesses.

Current-year gross profit was a record $929 million, up 2.4 percent, compared with $908 million in 2014. The prior-year acquisition of Weidenhammer Packaging Group, a European composite can business, was a benefit to gross profit, offset by the negative impact of currency rate changes. Gross profit as a percent of sales was 18.7 percent, compared with 18.1 percent in 2014. SG&A expenses were $496 million in 2015, down from $507 million in the prior year. SG&A expenses were 10.0 percent of sales in 2015, compared with 10.1 percent in 2014.

In 2015, cash generated from operations was $453 million, up 8.4 percent, compared with $418 million in 2014. Both operating cash flow and free cash flow were higher in 2015 on higher GAAP net income that also reflected higher impairment, depreciation and other non-cash charges in the year. Pension and post-retirement plan contributions, net of expenses, were $47 million less in 2015 than the previous year. These positive cash flow changes were offset by an increase in cash paid for income taxes of approximately $40 million. Net capital expenditures and cash dividends were $189 million and $138 million, respectively, during 2015, compared with $169 million and $129 million, respectively, in 2014. Free cash flow for 2015 was $155 million, compared with $120 million last year. For the year, the Company used available cash to reduce debt, net of proceeds, by approximately $115 million. In addition, the Company utilized $17 million of net cash for acquisitions, including $16 million in the second quarter to purchase a majority interest in a flexible packaging business in Brazil.

As of Dec. 31, 2015, total debt was approximately $1.13 billion, compared with $1.25 billion at December 31, 2014, including no outstanding commercial paper. The Company’s debt-to-capital ratio was 43 percent at the end of 2015, compared with 46 percent at the end of 2014. Cash and cash equivalents were $182 million at year end 2015, compared with $161 million at year end 2014.

Corporate
Net interest expense for the fourth quarter of 2015 increased to $14.1 million, compared with $13.7 million during the same period in 2014. The small increase was due to higher average year-over-year debt levels as result of the Weidenhammer acquisition. The 2015 fourth quarter effective tax rate on GAAP and base earnings was 19.3 percent and 29.7 percent, respectively, compared with 39.0 percent and 35.9 percent on GAAP and base earnings, respectively, for the prior year’s fourth quarter. A more favorable distribution of earnings between high- and low-tax jurisdictions, as well as certain non-recurring tax charges recognized in last year’s quarter, contributed to the lower year-over-year effective tax rate on both GAAP and base earnings. Additionally, the year-over-year decrease in the GAAP rate was driven by the release of deferred tax asset valuation allowances in the fourth quarter of 2015.

Board Approves New $100 Million Common Stock Repurchase Program
Sonoco’s Board of Directors has authorized management, at its discretion, to immediately begin repurchasing up to $100 million of the Company’s outstanding common stock through open market purchases. Based on the February 10, 2016, stock price of $40.41, if fully utilized this authorization would reduce the Company’s outstanding share count by approximately 2.5 million shares. In addition, the Board restored the Company’s residual common stock repurchase authorization to its original 5 million shares.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 5

“For more than nine decades, Sonoco has consistently returned cash to its shareholders in the form of cash dividends and share repurchases, including nearly $1.5 billion over the past decade,” said Sanders. “Based on our projected dividend payments and this new common stock repurchase program, the Company expects to return approximately $240 million in cash to shareholders in 2016. With one of the strongest balance sheets in the Packaging sector and strong cash flow generation, we are well positioned to continue investing to grow our business while returning cash and delivering increased value to our shareholders.”

2016 Outlook
Sonoco expects first quarter 2016 base earnings to be in the range of $.57 to $.62 per diluted share. Base earnings in the first quarter of 2015 were $.54 per diluted share. As a result of the Company’s accounting calendar, the first quarter of 2016 will contain 94 days, six more than in 2015, and the fourth quarter will contain 90 days, five fewer than in 2015. Full-year 2016 base earnings are projected to be in the range of $2.64 to $2.74 per diluted share, with a targeted midpoint of $2.69 per diluted share. The Company’s guidance has been updated to reflect the announced share repurchase program. Compared to 2015 results, the Company’s full-year outlook reflects an expected benefit of approximately $.07 per share from lower pension expense and an expected negative impact of $.03 per share from the effect of a stronger dollar on the translation of foreign earnings. Free cash flow is expected to be approximately $140 million in 2016. The free cash flow projection reflects expectations for higher pension and post retirement plan contributions of $12 million. The Company’s 2016 outlook also reflects the recent decision by a customer not to renew a contract to continue operating a packaging center in Irapuato, Mexico. Sonoco expects to transition the operation to its customer over the next six months. The loss of business will have a modest impact on second-half 2016 sales for the Company’s Display and Packaging segment, but minimal year-over-year impact to operating profit.

The Company believes the assumptions reflected in the range of guidance are reasonable. However, given uncertainty regarding the future performance of the overall economy, potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sonoco CEO Sanders said, “As we enter 2016, it is clear the pace of change in our businesses and the markets we serve is accelerating and, while we can’t control the marketplace, we can control our actions to address the challenges and opportunities we face. We remain committed to executing on our ‘Grow and Optimize’ strategy, which is focused on targeted growth of our Consumer Packaging and Protective Solutions businesses and optimizing our Industrial-focused businesses. We are excited about the expected launch of several new innovative products in 2016, as we continue to work closely with our customers through our i6 Innovation Process™ and utilizing the full capabilities of our recently opened IPS Studio in Hartsville. And finally, we are working diligently to offset current economic, market and currency headwinds by further optimizing our supply chain, driving productivity improvements and further streamlining our cost structure.”

Fourth-Quarter Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 6

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth quarter 2015 sales for the segment were $550 million, compared with $545 million in 2014. Segment operating profit was $64.8 million in the fourth quarter, compared with $59.8 million in the same quarter of 2014.

Segment sales during the quarter were up 1.0 percent due to the prior-year acquisition of Weidenhammer and this year’s purchase of a majority interest in a Brazilian flexible packaging business, partially offset by the sale of two metal ends plants. Sales also benefited from solid volume gains in flexible packaging, international composite cans, and injection-molded, thermoformed and blow-molded plastics, which more than offset declines in North America composite cans. Exclusive of acquisitions and dispositons, sales decreased year over year as the net gain in volume was more than offset by lower selling prices for plastic and film-based products due to declining resin costs and a $23 million negative impact from exchange rate changes. Segment operating profit improved 8.3 percent in the quarter due to a positive price/cost relationship, acquisition earnings and solid volume growth in international composite cans, flexible packaging and rigid plastic containers. These positive factors were partially offset by higher labor, pension, maintenance and other operating costs and lower year-over-year manufacturing productivity resulting from last year’s fourth-quarter reimbursement of excess costs incurred earlier in that year due to a raw material issue in our flexible packaging business.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat-sealing equipment; and paper amenities, such as coasters and glass covers.

Fourth quarter 2015 sales for this segment were $156 million, compared with $169 million in 2014. Segment operating profit was $3.6 million in the quarter, compared with $1.1 million in 2014.

Sales for the quarter declined 8.0 percent as the negative impact of foreign exchange more than offset volume growth in international display and packaging activity and higher selling prices. Quarterly operating profit for the segment improved significantly year over year due to cost recoveries paid by a customer as well as a positive price/cost relationship and improvements in productivity. These positive factors were partially offset by higher labor and other costs, and the negative impact of foreign currency translation.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Fourth quarter 2015 sales for the segment were $431 million down from $476 million in 2014. Segment operating profit was $25.0 million, compared with $37.0 million in 2014.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 7

Segment sales declined 9.5 percent due to the negative impact of foreign exchange and lower selling prices related to declining recovered paper costs. Sales were also negatively impacted by lower volume in recycling, corrugating, international paper and reels, partially offset by improved volume in European and Latin American tubes and cores. North America tube and core volume was essentially flat. Operating profit declined 32.4 percent with more than half of the negative variance directly related to the impact of declining market conditions on our corrugating medium paper machine with the balance essentially stemming from unfavorable exchange rates changes and higher pension expense.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Fourth quarter 2015 sales were $130 million, compared with $127 million in the same period in 2014. Operating profit was $9.8 million, compared with $8.8 million in the same quarter of 2014.

The nearly 3 percent increase in fourth-quarter sales was due to higher volume in temperature-assured packaging and paper-based appliance packaging, partially offset by the negative impact of foreign exchange. Operating profit increased nearly 12 percent due to a positive price/cost relationship, volume gains and manufacturing productivity improvements, partially offset by a negative mix of business and higher labor and other operating costs.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results today, Thursday, Feb. 11, 2016, beginning at 11 a.m. Eastern. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. Eastern, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 22321194. The archived call will be available through February 21, 2016. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of nearly $5 billion, the Company has 20,800 employees working in more than 330 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2015/2016 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included in herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” "re-envision," “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 8

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 9

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 10

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
		(As Restated)		(As Restated)

Net sales	$1,267,135	$1,316,843	$4,964,369	$5,016,994
Cost of sales	1,027,792	1,070,112	4,034,947	4,109,108
Gross profit	239,343	246,731	929,422	907,886
Selling, general and administrative expenses	138,348	146,284	496,241	506,996
Restructuring/Asset impairment charges	21,000	11,221	50,637	22,792
Income before interest and income taxes	$79,995	$89,226	$382,544	$378,098
Net interest expense	14,089	13,695	54,598	52,391
Income before income taxes and equity in earnings of affiliates	65,906	75,531	327,946	325,707
Provision for income taxes	12,719	29,436	87,738	108,758
Income before equity in earnings of affiliates	53,187	46,095	240,208	216,949
Equity in earnings of affiliates, net of tax	3,125	2,990	10,416	9,886
Net income	56,312	49,085	250,624	226,835
Net loss attributable to noncontrolling interests	(249)	(61)	(488)	(919)
Net income attributable to Sonoco	$56,063	$49,024	$250,136	$225,916

Weighted average common shares outstanding – diluted	102,412	102,457	102,392	103,172

Diluted earnings per common share	$0.55	$0.48	$2.44	$2.19
Dividends per common share	$0.35	$0.32	$1.37	$1.27

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
		(As Restated)		(As Restated)
Net sales
Consumer Packaging	$550,069	$544,697	$2,122,559	$1,962,897
Display and Packaging	155,777	169,272	606,111	666,815
Paper and Industrial Converted Products	430,846	476,081	1,729,786	1,902,448
Protective Solutions	130,443	126,793	505,913	484,834
Consolidated	$1,267,135	$1,316,843	$4,964,369	$5,016,994

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$64,750	$59,808	$231,590	$200,591
Display and Packaging	3,626	1,131	10,904	10,680
Paper and Industrial Converted Products	25,005	36,980	124,057	162,269
Protective Solutions	9,813	8,799	46,013	34,003
Restructuring/Asset impairment charges	(21,000)	(11,221)	(50,637)	(22,792)
Other non-base income/(charges)	(2,199)	(6,271)	20,617	(6,653)
Consolidated	$79,995	$89,226	$382,544	$378,098

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 11

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
		(As Restated)		(As Restated)

Net income	$56,312	$49,085	$250,624	$226,835
Asset impairment charges	9,635	4,016	24,408	8,155
Depreciation, depletion and amortization	55,945	53,990	213,161	198,718
Fox River environmental reserves	(539)	651	(33,878)	(14,349)
Net pension and postretirement plan expense/(contributions)	7,871	3,132	21,299	(25,509)
Changes in working capital	61,327	67,786	(5,616)	(2,840)
Other operating activity	(45,013)	(28,142)	(17,068)	26,905
Net cash provided by operating activities	145,538	150,518	452,930	417,915

Purchase of property, plant and equipment, net	(60,954)	(40,482)	(188,873)	(169,318)
Proceeds from dispositions	—	—	29,108	—
Cost of acquisitions, exclusive of cash	—	(323,168)	(17,447)	(334,132)
Net debt (repayments)/proceeds	(66,641)	208,963	(114,718)	245,222
Cash dividends	(35,330)	(32,347)	(138,032)	(128,793)
Shares acquired under announced buyback	—	(37,409)	—	(82,422)
Other, including effects of exchange rates on cash	6,398	3,537	(1,702)	(4,871)

Net (decrease)/increase in cash and cash equivalents	(10,989)	(70,388)	21,266	(56,399)
Cash and cash equivalents at beginning of period	$193,423	$231,556	$161,168	$217,567
Cash and cash equivalents at end of period	$182,434	$161,168	$182,434	$161,168

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2015	December 31, 2014
		(As Restated)
Assets
Current Assets:
Cash and cash equivalents	$182,434	$161,168
Trade accounts receivable, net of allowances	627,962	653,737
Other receivables	46,801	38,580
Inventories	385,483	420,276
Prepaid expenses and deferred income taxes	64,698	100,028
	1,307,378	1,373,789
Property, plant and equipment, net	1,112,036	1,148,607
Goodwill	1,140,461	1,177,962
Other intangible assets, net	245,095	280,935
Other assets	215,299	212,618
	$4,020,269	$4,193,911
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$802,284	$851,314
Notes payable and current portion of long-term debt	113,097	52,280
Income taxes payable	7,135	8,599
	$922,516	$912,193
Long-term debt, net of current portion	1,021,854	1,200,885
Pension and other postretirement benefits	432,964	444,231
Deferred income taxes and other	110,062	132,755
Total equity	1,532,873	1,503,847
	$4,020,269	$4,193,911
-more-

Sonoco Reports Fourth Quarter 2015 Results - page 12

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 13

		Non-GAAP Adjustments
Three Months Ended December 31, 2015	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Net sales	$1,267,135	$—	$—	$1,267,135
Cost of sales	1,027,792	—	—	1,027,792
Gross profit	239,343	—	—	239,343
Selling, general and administrative expenses	138,348	—	(2,199)	136,149
Restructuring/Asset impairment charges	21,000	(21,000)	—	—
Income before interest and income taxes	79,995	21,000	2,199	103,194
Interest expense, net	14,089	—	—	14,089
Income before income taxes	65,906	21,000	2,199	89,105
Provision for income taxes	12,719	5,791	7,969	26,479
Income before equity in earnings of affiliates	53,187	15,209	(5,770)	62,626
Equity in earnings of affiliates, net of taxes	3,125	—	—	3,125
Net income	56,312	15,209	(5,770)	65,751
Net (income) attributable to noncontrolling interests	(249)	(18)	—	(267)
Net income attributable to Sonoco	$56,063	$15,191	$(5,770)	$65,484

Per Diluted Share	$0.55	$0.15	$(0.06)	$0.64

		Non-GAAP Adjustments
Three Months Ended December 31, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Net sales	$1,316,843	$—	$—	$1,316,843
Cost of sales	1,070,112	—	—	1,070,112
Gross profit	246,731	—	—	246,731
Selling, general and administrative expenses	146,284	—	(6,271)	140,013
Restructuring/Asset impairment charges	11,221	(11,221)	—	—
Income before interest and income taxes	89,226	11,221	6,271	106,718
Interest expense, net	13,695	—	—	13,695
Income before income taxes	75,531	11,221	6,271	93,023
Provision for income taxes	29,436	2,390	1,584	33,410
Income before equity in earnings of affiliates	46,095	8,831	4,687	59,613
Equity in earnings of affiliates, net of taxes	2,990	—	—	2,990
Net income	49,085	8,831	4,687	62,603
Net (income) attributable to noncontrolling interests	(61)	(26)	—	(87)
Net income attributable to Sonoco	$49,024	$8,805	$4,687	$62,516

Per Diluted Share	$0.48	$0.09	$0.05	$0.61

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Other adjustments consist primarily of income tax gains from the release of valuation allowances against tax loss carryforwards in Spain, Canada, the Netherlands, and the United Kingdom. Also included in other adjustments are legal and financial professional expenses associated with the Company's investigation of financial misstatements in Mexico, excess life insurance charges, and acquisition-related costs.

-more-

Sonoco Reports Fourth Quarter 2015 Results - page 14

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2015	GAAP	Restructuring / Asset Impairment Charges(1,2)	Other Adjustments(3)	Base

Net sales	$4,964,369	$—	$—	$4,964,369
Cost of sales	4,034,947	—	—	4,034,947
Gross profit	929,422	—	—	929,422
Selling, general and administrative expenses	496,241	—	20,617	516,858
Restructuring/Asset impairment charges	50,637	(50,637)	—	—
Income before interest and income taxes	382,544	50,637	(20,617)	412,564
Interest expense, net	54,598	—	—	54,598
Income before income taxes	327,946	50,637	(20,617)	357,966
Provision for income taxes	87,738	22,641	755	111,134
Income before equity in earnings of affiliates	240,208	27,996	(21,372)	246,832
Equity in earnings of affiliates, net of taxes	10,416	—	—	10,416
Net income	250,624	27,996	(21,372)	257,248
Net (income) attributable to noncontrolling interests	(488)	(93)	—	(581)
Net income attributable to Sonoco	$250,136	$27,903	$(21,372)	$256,667

Per Diluted Share	$2.44	$0.27	$(0.21)	$2.51

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Net sales	$5,016,994	$—	$—	$5,016,994
Cost of sales	4,109,108	—	—	4,109,108
Gross profit	907,886	—	—	907,886
Selling, general and administrative expenses	506,996	—	(6,653)	500,343
Restructuring/Asset impairment charges	22,792	(22,792)	—	—
Income before interest and income taxes	378,098	22,792	6,653	407,543
Interest expense, net	52,391	—	—	52,391
Income before income taxes	325,707	22,792	6,653	355,152
Provision for income taxes	108,758	5,732	1,509	115,999
Income before equity in earnings of affiliates	216,949	17,060	5,144	239,153
Equity in earnings of affiliates, net of taxes	9,886	—	—	9,886
Net income	226,835	17,060	5,144	249,039
Net (income) attributable to noncontrolling interests	(919)	(52)	533	(438)
Net income attributable to Sonoco	$225,916	$17,008	$5,677	$248,601

Per Diluted Share	$2.19	$0.16	$0.06	$2.41

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Included in 2015 impairment charges are disposal and income tax gains related to the sale of two of the Company's metal end and closures plants. Additionally, asset impairments related to the devaluation of the Venezuelan Bolivar are included in these amounts.

(3) Other adjustments consist primarily of a gain from the release of reserves related to the partial settlement of the Fox River environmental claims, income tax gains from the release of valuation allowances against tax loss carryforwards in Spain, Canada, the Netherlands, and the United Kingdom. Also included in other adjustments are legal and financial professional expenses associated with the Company's investigation of financial misstatements in Mexico, and acquisition-related costs.

Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com
###